UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT N. 4

To

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

POWERDYNE INTERNATIONAL, INC.

(Exact Name of the Registrant as Specified in its Charter)

Delaware	20-5572576
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

45 North Main Street

North Reading, Massachusetts

(Address of Principal Executive Offices and Zip Code)

(401) 739-3300

(Registrant’s Telephone Number, Including Area Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:	Common Stock, Par Value $0.0001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ] (Do not check if a smaller reporting company)	Smaller reporting company	[X]

		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act. YES [  ] NO [X]

As of December 15, 2020, there were 1,914,930,584 shares of registrant’s common stock outstanding.

EXPLANATORY NOTE

This Amendment No. 4 to Powerdyne International, Inc.’s (the “Company”) Registration Statement on Form 10 originally filed on October 6, 2020, and with Amendment No1 filed on November 25, 2020, and with Amendment No. 2 filed on December 28, 2020, and with Amendment No. 3 filed on January 15, 2021 (collectively, the “Registration Statement”) is being filed for the purpose of disclosing the source for valuing the Company’s Cryptocurrency assets and how the Company proposes to limit its Cryptocurrency holdings to less than 40% of its total assets. Such disclosure has been added to the Investment Company Act of 1940 paragraph on page 8 of the Registration Statement as set forth herein below. Other than as set forth in this Amendment No. 4, the information contained in the Registration Statement, remains unchanged.

Investment Company Act 1940

Although we will be subject to regulation under the Securities Act of 1933, as amended, and the 1934 Act, we believe we will not be subject to regulation under the Investment Company Act of 1940 (the “1940 Act”) insofar as we will not be engaged in the business of investing or trading in securities. We have no intent to continue to engage in the business of buying and selling digital assets. In the event we engage in such business that results in us holding passive investment interests in digital assets, we could be subject to regulation under the 1940 Act. In such event, we would be required to register as an investment company and incur significant registration and compliance costs. We have obtained no formal determination from the SEC as to our status under the 1940 Act and, consequently, any violation of the 1940 Act would subject us to material adverse consequences. We believe that, currently, we are exempt under Regulation 3a-2 of the 1940 Act.

The value of the Cryptocurrency held by the Company is determined by the price of the Cryptocurrency as set forth by Bittrx, Inc., a U.S. cryptocurrency platform, as of the last day of each of the Company’s financial quarters. In the event that the value of the Company’s Cryptocurrency holdings exceed forty percent (40%) of the Company’s total assets, the Company intends to sell that amount of its Cryptocurrencies that will allow the Company to remain exempt under Regulation 3a-2 of the 1940 Act.

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this Registration Statement, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important cautionary statements in this Registration Statement, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this Registration Statement and the documents that we have filed as exhibits to this Registration Statement with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this Registration Statement are made as of the date of this Registration Statement, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

When this Registration Statement becomes effective, we will begin to file reports, proxy statements, information statements and other information with the United States Securities and Exchange Commission, or SEC. You may read and copy this information, for a copying fee, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings will also be available to the public from commercial document retrieval services, and at the website maintained by the SEC at http://www.sec.gov.

Our Internet website address is http://www.powerdyneinternational.com. Information contained on the website does not constitute part of this Registration Statement. We have included our website address in this Registration Statement solely as an inactive textual reference. When this Registration Statement is effective, we will make available, through a link to the SEC’s website, electronic copies of the materials we file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, the Section 16 reports filed by our executive officers, directors and 10% stockholders and amendments to those reports.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

Powerdyne International, Inc.

Date: January 26, 2021	By:	/s/ James F. O’Rourke
James F. O’Rourke, CEO

Exhibit Index

Copies of the following documents are included as exhibits to this registration statement.

3.1	Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 of Form S-1 (File No. 333-172509) filed with the SEC on February 28, 2011.
3.2	Amended By-laws (Incorporated by reference to Exhibit 3.2 of Form S-1 (File No. 333-172509) filed with the SEC on February 28, 2011.
3.3	Certificate of Merger (Incorporated by reference to Exhibit 3.3 of Form S-1 (File No.: 333-172509) filed with the SEC on February 28, 2011)
3.4	Certificate of Amendment to the Certificate of Incorporation (Incorporated by reference to Exhibit 3.4 of Form S-1 (File No.: 333-172509) filed with the SEC on February 28, 2011)
3.5	Certificate of Amendment to the Certificate of Incorporation (Incorporated by reference to Exhibit 3.5 of Form S-1 (File No.: 333-172509) filed with the SEC on February 28, 2011)
3.6	Certificate of Amendment to the Certificate of Incorporation (Incorporated by reference to Exhibit 10.1 of Form 8-K (File No.: 000-53259) filed with the SEC on December 13, 2013)
3.7	Certificate of Amendment to certificate of Incorporation dated January 26, 2015
3.8	Certificate of Designation, Rights and Preferences of Series A Preferred Stock dated June 30, 2016
3.9	Certificate of Revival of Charter dated September 16, 2019
4.1	Stock Option Plan (Incorporated by referenced to Exhibit B to DEF Schedule 14-C (File No. 000-53259) filed with the SEC on January 22, 2015)
23*	Consent of Independent Auditor

*Filed herewith